Exhibit 99

Heritage Financial Group to Reduce Its Planned Investment in North Georgia Start-up Bank

ALBANY, Ga.--(BUSINESS WIRE)--Heritage Financial Group (NASDAQ:HBOS), the mid-tier holding company for HeritageBank of the South, today announced that it will reduce its planned investment in Chattahoochee Bank of Georgia, a new bank being organized in Gainesville, Georgia. In November 2007, the Company announced that it expected to invest up to approximately $3 million in the new bank, which would have given Heritage Financial Group an ownership position of slightly less than 15%. However, in light of regulatory considerations, Heritage Financial Group now expects to limit its investment to slightly less than 5%, representing an investment of approximately $1 million.

Commenting on the Company's announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "We remain excited about the formation of Chattahoochee Bank of Georgia and see it as an opportunity to develop additional loan growth by participating in loans originated with small- to medium-size business owners and professionals in Hall and northern Gwinnett County. However, due to regulatory restrictions that would have been imposed on activities between the two banks, we feel it is best to limit our investment to less than 5%."

Heritage Financial Group's investment in Chattahoochee Bank of Georgia remains subject to several conditions, including the approval of a charter application with state and federal banking regulators, the bank's commencement of operations, the bank meeting a minimum capitalization level and other customary conditions.

Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Southwest Georgia and North Central Florida through seven full-service banking offices. As of December 31, 2007, the Company reported total assets of approximately $469 million and total stockholders' equity of approximately $66 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

Heritage, MHC, a mutual holding company formed in 2002, holds approximately 73% of the shares of Heritage Financial Group. The remaining 27% of Heritage Financial Group's shares are held by public stockholders following the Company's June 2005 initial public offering.

Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.

CONTACT:
Heritage Financial Group
T. Heath Fountain, 229-878-2055
Senior Vice President and Chief Financial Officer